EXHIBIT 8.1

__________ ___, 2006

Flushing Financial Corporation

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

Attention:	John R. Buran
President and Chief Executive Officer

Re:	Merger of Atlantic Liberty Financial Corp.
with and into Flushing Financial Corporation

Ladies and Gentlemen:

You have requested our opinion regarding certain federal and New York State income tax consequences of the merger (the “Merger”) of Atlantic Liberty Financial Corp., a Delaware corporation (“ALFC”), with and into Flushing Financial Corporation, a Delaware corporation (“FFC”), immediately followed by the merger (the “Bank Merger”) of Atlantic Liberty Savings, F.A., a wholly owned subsidiary of ALFC (“Atlantic Liberty Savings”), with and into Flushing Savings Bank, FSB, a wholly owned subsidiary of FFC (“Flushing Savings Bank”). The Merger and the Bank Merger will be effected pursuant to the Agreement and Plan of Merger dated as of December 20, 2005, by and between FFC and ALFC (the “Merger Agreement”). The Merger, the Bank Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement-Prospectus (the “Proxy Statement”) included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”). All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Merger Agreement.

In connection with the opinions expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of FFC and ALFC as we have deemed appropriate. We have also relied, without independent verification, upon the ___________ __, 2006, letters of FFC and ALFC to Thacher Proffitt & Wood LLP containing certain tax representations. We have assumed that the parties will act, and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by FFC and ALFC in the foregoing letters are true, correct and complete at the Effective Time, and as to statements qualified by the best of knowledge of the management of FFC and ALFC, will be consistent with the underlying facts as of the Effective Time. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

Flushing Financial Corporation , 2006	Page 2.

Based upon the foregoing, we are of the opinion that, under current United States federal and New York State income tax law, as of the date hereof:

1. The Merger will either constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

2. The Bank Merger will not adversely affect the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code;

3. No gain or loss will be recognized by FFC, Flushing Savings Bank, ALFC, or Atlantic Liberty Savings by reason of the Merger;

4. The exchange of ALFC Common Stock, to the extent exchanged for FFC Common Stock, will not give rise to the recognition of gain or loss for federal or New York State income tax purposes to the stockholders of ALFC;

5. The basis of the FFC Common Stock to be received (including any fractional shares deemed received for tax purposes) by an ALFC stockholder will be the same as the basis of the ALFC Common Stock surrendered pursuant to the Merger in exchange therefore, increased by any gain recognized by such ALFC stockholder as a result of the Merger and decreased by any cash received by such ALFC stockholder in the Merger; and

6. The holding period of the shares of FFC Common Stock to be received by a stockholder of ALFC will include the period during which the stockholder held the shares of ALFC Common Stock surrendered in exchange therefore, provided the ALFC Common Stock surrendered is held as a capital asset at the Effective Time.

To ensure compliance with requirements imposed by the Internal Revenue Service, we inform you that (i) any U.S. federal tax advice contained in this opinion is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code; (ii) such opinion is written in connection with the promotion or marketing of the transaction or matters addressed herein; and (iii) you should seek advice based on your particular circumstances from an independent tax advisor.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is given solely for the benefit of FFC and its stockholders, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the heading “The Merger – Material United States Federal Income Tax Consequences of the Merger” and “Legal Opinions” in the Proxy Statement which is a part of the Registration Statement.

Very truly yours,